AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this "Amendment") is made as of November 15, 2021 by and between PGIM ETF TRUST (the Fund, including on behalf of each of its separate series listed on Exhibit A hereto, the Portfolios), a management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the 1940 Act), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York ("BBH").

WHEREAS, the Fund and BBH entered into a custodian agreement dated as of April 2, 2018 as amended, modified and/or supplemented (the "Agreement");

WHEREAS, in accordance with Section 13.3 of the Agreement, the Fund and BBH desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.The Agreement is hereby amended by deleting Exhibit A in its entirety and replacing with ExhibitA, attached hereto, with the addition of the below new Portfolio:

PGIM Total Return Bond ETF

2.This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. ".pdf" or ".tif") of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the facsimile or electronic mail transmission of a .pdf or .tif until the Custodian has received the original of the Amendment.

3.This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Thomas Guinan
Name:	Thomas Guinan
Title:	Senior Vice President
Date:	9/16/21
PGIM ETF TRUST
By:	/s/ Deborah Conway
Name:	Deborah Conway
Title:	Vice President, Mutual Fund Administration
Date:	November 15, 2021

Annex A

to Custodian Agreement

List of Portfolios

PGIM Ultra Short Bond ETF

PGIM Active High Yield Bond ETF

PGIM Total Return Bond ETF

PGIM QMA Strategic Alpha International Equity ETF PGIM QMA Strategic Alpha Large-Cap Core ETF PGIM QMA Strategic Alpha Small-Cap Growth ETF PGIM QMA Strategic Alpha Small-Cap Value ETF